Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated November 6, 2012, relating to our audit of the combined statement of revenues and certain operating expenses of Bay Breeze Sonesta, LLC, Esplanade Apartments, LLC and DK Gateway Andros, LLC (collectively the “DeBartolo Property Acquisitions”) for the year ended December 31, 2011, which appears in this Form S-11 of Landmark Apartment Trust, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ CliftonLarsonAllen LLP

Tampa, Florida

May 14, 2015